September 26, 2019

Chas Hermann
1050 Borghese Ln, APT 2002
Naples, FL 34114

Dear Chas:

We are providing this letter in connection with the agreed upon separation of your employment as Chief Brand Officer of Noodles & Company (the “Company”). You shall continue to serve in your current role through January 31, 2020 (the "Separation Date").

Based on the circumstances of your separation, if you choose to execute the enclosed legal release, the terms of your separation will be as follows: a) you will remain in your current role at your current salary and will continue to receive all associated employment benefits through January 31, 2020 (the “Transition Period”); b) you will be entitled to receive that portion of your 2019 bonus, commensurate with the bonus received by the other named executive officers of the Company (i.e. bonus payout shall be based on the EBITDA formula based on year end results and shall also be subject to a review of your Individual Objectives) which shall be paid out on March 13, 2020; and c) you will be entitled to a pro rata portion of options and next vesting of RSU’s as provided under the Noodles & Company Stock Incentive Plan (the “Separation Benefit”) through the Separation Date, which are reflected in the attached Exhibit A.

The Separation Benefit shall be conditioned upon your executing the enclosed release attached hereto as Exhibit B, which includes standard non-disparagement; non-solicitation and non-compete provisions and you shall agree not to accept alternate employment prior to January 31, 2020 unless you obtain consent from the Company. If you do accept alternate employment and leave the Company during the Transition Period and prior to the Separation Date, you will no longer receive your current salary and you will not be entitled to receive any payment of your 2019 bonus.

Your final paycheck will be provided to you on the next regularly scheduled pay date after the Separation Date. After your separation, the Company will not oppose any application you may make for unemployment compensation benefits.

If you participate in Company’s medical and/or dental plans, your coverage will end on the last day of the month of your last day worked. You may be eligible to continue medical and dental coverage beyond the Separation Date under COBRA. Questions about medical and/or dental benefits may be directed to Amy Cohen at 720-214-1957.

If you participate in short term or long-term disability, life insurance and/or supplemental life insurance, this coverage ends on your last day worked. If you are a participant in the life or voluntary life insurance program(s) you may be eligible to convert these coverages into an individual policy. You may call Amy Cohen at 720-214-1957 with any questions about your insurance coverage.

If you are a participant in the Noodles & Company 401(k) plan, you will be given the option to cash out or roll over your 401(k) account. You should consult your financial adviser before making that election. Questions may be directed to Amy Cohen at 720-214-1957.

Any questions related to any stock options or RSU’s you may have may be directed to Amy Cohen at 720-214-1957.

As noted above, the Company has offered to provide you with a Separation Benefit in exchange for certain commitments on your part, and in the interest of a final resolution of all claims you have or might have against the Company. Specifically, if you choose to sign the enclosed Legal Release and return it to the Company, you will receive the Separation Benefit identified above. If you choose not to sign the Legal Release you will not be entitled to receive the Separation Benefit, but you will be paid only for the time period you worked for the Company. Because the Legal Release may affect your legal rights, we advise you to consult with an attorney before signing it.

You will have twenty-one (21) days to consider whether to accept the Company's offer of a Separation Benefit by signing the attached Legal Release, although you are not required to wait the entire twenty-one-day period. If you agree to the terms and conditions set out above and decide to accept the Separation Benefit, you may do so by executing the Legal Release and returning it to Melissa Heidman in the Company's Legal Department on or before October 17, 2019. During the seven (7) day period after you sign the Legal Release, you may revoke that portion of the Legal Release that releases your claim, if any, for age discrimination by delivering a written statement of revocation to the Company. If you do so, that portion of the Legal Release that releases your claim, if any, for age discrimination shall thereafter be void and you will have no right to any further payment from the Company. If the Company does not receive your written statement of revocation by the end of the revocation period, then that portion of the Legal Release that releases your claim, if any, for age discrimination will thereafter be legally enforceable and may not be revoked and you will be entitled to receive the Separation Benefit. In any event, that portion of the Legal Release that releases your claims, if any, of any kind other than a claim for age discrimination, shall be valid, enforceable and irrevocable as of the date you sign the Legal Release.

You agree to return all Company property promptly on or before the Separation Date. Please let me know if you need help to arrange any return of Company property.

We appreciate your work for the Company and wish you well in your personal and professional future.

Sincerely,

Dave Boennighausen
Chief Executive Officer - Noodles & Company

Accepted and agreed by:

Chas Hermann

Dated:

Exhibit B
Legal Release and Agreement

This Legal Release ("Agreement") is between the undersigned employee ("you") and Noodles & Company ("Company").

1.    You acknowledge that you have read and understand the letter from Company (the "Separation Letter") addressing your separation from the Company and describing the separation benefit available to you. You acknowledge that you have read and understand all information enclosed with the Separation Letter, including this Agreement.

2.    You understand that in consideration for signing this Agreement, you will receive the separation benefit described in the Separation Letter dated September 26, 2019, a copy of which is attached hereto, (the "Separation Benefit"), that your decision to do so is entirely voluntary, that you have not been pressured into accepting the Separation Benefit and that you have enough information about the Separation Benefit to decide whether to sign this Agreement. If, for any reason, you believe that your acceptance of the Separation Benefit is not entirely voluntary, or if you believe that you do not have enough information, then you should not sign this Agreement.

3.    a. Subject to subparagraph b below, you agree that by signing this Agreement, you fully and forever release all of your claims against the Company its subsidiaries, affiliates and predecessors, and their respective officers, directors, employees, agents, representatives and insurers (collectively "Releasees"), whether or not presently known to you, including claims based on acts or omissions occurring before you delivered this signed Agreement to the Company, including but not limited to claims in any way relating to your employment with the Company and including your separation from employment except for your right to the Separation Benefit, your vested rights, if any, in any Company-sponsored pension plan, and your COBRA, unemployment compensation and worker's compensation rights, if any. You agree that the claims that you are giving up include, but are not limited to, your claims, if any, under all state and federal statutes that protect you from discrimination in employment on the basis of sex, race, national origin, religion, disability and age, such as the Age Discrimination in Employment Act of 1987, Title VII of the Civil Rights Act of 1964, as amended, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, and civil rights laws of any state or political subdivision thereof, as well as all common law claims, such as breach of contract, express or implied, tort, whether negligent or intentional, wrongful discharge and any claim for fraud, omission or misrepresentation concerning the terms of the Separation Benefit. You agree that you have had a full and fair opportunity to consult with counsel of your own choosing concerning the agreements, representations, and declarations set forth in the previous sentence.

b.    Nothing contained in this Agreement prohibits or prevents you from filing a charge with or participating, testifying or assisting in any investigation, hearing or other proceeding before any federal, state or local government agency such as the United States Equal Employment Opportunity Commission. For the remainder of this agreement, the activities in the prior sentence are referred to as “Permitted Communications and Participation.” Your rights to Permitted Communications and Participation also are not limited by confidentiality and non-disparagement obligations contained in the remainder of this Agreement. However, to the maximum extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies.

c.    If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Releasees are a party.

4.    You agree that the Separation Benefit that you are accepting by signing this Agreement has value to you, that you would not be entitled to that benefit without signing this Agreement, that you will receive that benefit in exchange for the benefit to the Company from your signing this Agreement, and that the Company will withhold from the Separation Benefit all applicable federal, state and local taxes.

5.    You agree that the only thing of value that you are to receive by signing this Agreement is the Separation Benefit, and that in signing this Agreement you did not rely on any information, oral or written, from anyone, including your supervisor or manager, other than the description of the Separation Benefit and other information set forth in the Separation Letter and this Agreement.

6.    You agree that, if you bring any kind of legal claim against Releasees, that you have given up by signing this Agreement, except actions described in paragraph 3.b., then you will be violating this Agreement and you must pay all legal fees, other costs and expenses incurred by the Releasees in defending against your claim. You further agree that any violation of the terms and conditions of this Agreement constitutes a material breach of the Agreement, that Releasees’ remedy at law for any such violation would be inadequate, and that Releasees will be entitled to temporary and permanent injunctive relief against any such violation, together with the cost of its reasonable attorney’s fees and related costs. You agree that if Releasees demonstrate any such violation in a court of law by a preponderance of the evidence, you shall pay to Releasees as liquidated damages the sum of $10,000.00. You understand you are not subject to any risk of legal action referenced in this paragraph based on your Permitted Communications and Participation.

7.    You represent that you have not previously assigned or transferred any of the legal rights and claims that you have given up by signing this Agreement, and you agree that this Agreement also binds all persons who might assert a legal right or claim on your behalf, such as your heirs, personal representatives and assigns, now and in the future.

8.    You agree that the Company will not provide you with recall rights or any other right to future employment at the Company, and that you will not be given any preference or priority with respect to any future job openings that may arise.

9.    You agree that: (a) this Agreement constitutes the entire agreement between you and the Company, without regard to any other oral or written information that you may have received about this Agreement; (b) if any part of this Agreement is declared to be unenforceable, all other provisions of this Agreement shall remain enforceable; and (c) this Agreement shall be governed by federal law and by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

10.    You affirm that you have not divulged any proprietary or confidential information of Company and will continue to maintain the confidentiality of such information consistent with Company’s policies, your agreements with Company and/or common law.

11.    You further affirm that you have not been retaliated against for reporting any allegations of wrongdoing by Company or its officers, including any allegations of corporate fraud.

12.     You agree that for a period of twelve (12) months following the Separation date, you will not directly or indirectly through another person, induce or attempt to induce any employee of the Company (other than restaurant-level employees who are not managers) to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or any of its subsidiaries and any such employee.

13.    You agree that for a period of six (6) months following the Separation date, you will not directly or indirectly, own, manage, control, participate in, consult with, render service for, or be employee in an executive, managerial or administrative capacity by any entity engaged in the fast or quick-casual restaurant business in North American that derives 20% or more of its revenues from the sale of noodles or pasta dishes or that otherwise is engaged in the fast-casual restaurant business (a “Competing Business”).

14.    Except for Permitted Communications and Participation, you agree not to disclose any information regarding the underlying facts leading up to or the existence or substance of the Agreement, except to Employee’s spouse, tax advisor, an attorney with whom you choose to consult regarding Your consideration of this Agreement and/or any federal, state, or local government agency.

15.    Except for Permitted Communications and Participation, the Parties agree not to defame or maliciously disparage the other in any manner whatsoever, except for truthful statements as may be required by valid legal process issued by a court or tribunal of competent jurisdiction.

16.    The Parties agree that neither this Agreement nor the furnishing of consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

17.    You agree that by signing this Agreement you are giving up the right to sue the Releasees for age discrimination, or to receive any benefits if a third party brings such claims on your behalf. You agree we have given you twenty-one (21) days to consider whether to sign this Agreement and that such twenty-one (21) day period is not restarted or modified by our offering a modified Separation Benefit. Accordingly, you have until October 17, 2019 to consider whether to sign this Agreement. For seven (7) days after you sign this Agreement, you may revoke that portion of this Agreement that releases your claim, if any, for age discrimination by delivering a written statement of revocation to the Company. If you do so, that portion of this Agreement that releases your claim, if any, for age discrimination shall thereafter be void, and you will not receive the Separation Benefit. If you do not deliver to the Company a timely written revocation notice within the revocation period, that portion of this agreement that releases your claim, if any, for age discrimination shall thereafter be enforceable, and shall not be revocable. Notwithstanding the foregoing, that portion of this agreement releasing your claims, if any, of any kind other than a claim for age discrimination, shall be valid, enforceable and irrevocable as of the date you sign this agreement.

Acknowledgment

Your signature below acknowledges that you have read this Agreement fully, that you understand and agree to its contents, that you understand that it is a legally binding document, and that you have been advised to consult a lawyer of your choosing before you sign this Agreement and have had the opportunity to do so.

Signed:

Print name:

Date:

On behalf of Noodles & Company

Print name:

Date: